Exhibit 99.1

(1)  Includes 705 shares owned directly by DLJ Capital Corporation, 165,473 shares owned directly by Sprout Capital IX, L.P., 229 shares owned directly by Sprout Entrepreneurs Fund, L.P. and 3,360 shares owned directly by Sprout IX Plan Investors, L.P.

(2) In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 3 is being filed by Credit Suisse (the “Bank”), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the “Investment Banking division”) (the “Reporting Person”). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. The address of the Bank’s principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person’s principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc. (“CS Hldgs USA Inc”), a Delaware corporation. The Bank’s voting stock is entirely owned by Credit Suisse Group (“CSG”), a corporation formed under the laws of Switzerland. CSG also owns the remainder of the voting stock of CS Hldgs USA Inc.

CS Hldgs USA Inc owns all of the voting stock of Credit Suisse (USA), Inc. (“CS USA Inc”), a Delaware corporation and holding company. CS USA Inc is the sole member of Credit Suisse Securities (USA) LLC (“CS Sec USA LLC”), a Delaware limited liability company and a registered broker-dealer that effects trades in many companies including the Issuer. The address of the principal business and office of each of CS Hldgs USA Inc, CS USA Inc and CS Sec USA LLC is Eleven Madison Avenue, New York, New York 10010.

Sprout Capital IX, L.P. (“Sprout IX”), Sprout Entrepreneurs Fund, L.P. (“SEF”) and Sprout IX Plan Investors, L.P. (“IX Plan”) are Delaware limited partnerships which make investments for long term appreciation. DLJ Capital Corporation (“DLJCC”), a Delaware corporation and a wholly-owned subsidiary of CS USA Inc, acts as a venture capital partnership management company. DLJCC is also the general partner of SEF. DLJCC is also the managing general partner of Sprout IX and, as such, is responsible for its day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX and SEF. DLJ Associates IX, L.P. (“Associates IX”), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX. DLJ Capital Associates IX, Inc. (“DLJCA IX”), a Delaware corporation and wholly-owned subsidiary of DLJCC, is the general partner of Associates IX. DLJ LBO Plans Management Corporation II (“DLJLBO II”), a Delaware corporation, is the general partner of IX Plan and, as such, is responsible for its day-to-day management. DLJLBO II makes all of the investment decisions on behalf of IX Plan. DLJLBO II is an indirect wholly-owned subsidiary of CS USA Inc. The address of the principal business and office of each of DLJCC, DLJCA IX, Associates IX, Sprout IX, SEF, IX Plan and DLJLBO II is Eleven Madison Avenue, New York, New York 10010.

The ultimate parent company of the Bank is CSG. CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG and its consolidated subsidiaries are comprised of the Bank and the Winterthur division (the “Winterthur division”). In addition to the Investment Banking division, the Bank is comprised of the Asset Management division (the “Asset Management division”) and the Private Banking division (the “Private Banking division”). The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The Private Banking division offers global private banking and corporate and retail banking services in Switzerland. The Winterthur division provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG’s business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division, the Private Banking division and the Winterthur division) may beneficially own securities to which this Form 3 relates (the “Shares”) and such Shares are not reported in this Form 3. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Asset Management division, the Private Banking division and the Winterthur division disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Asset Management division, the Private Banking division and the Winterthur division.

(3)  Each share of Series B Convertible Preferred Stock will convert automatically into shares of common stock on a 1.47528 for 1 basis immediately prior to the closing of the Issuer’s initial public offering and has no expiration date.

(4)  Includes 5,828 shares owned directly by DLJCC, 480,869 shares owned directly by Sprout IX, 1,894 shares owned directly by SEF, and 27,757 shares owned directly by IX Plan.

(5)  Each share of Series C Convertible Preferred Stock will convert automatically into shares of common stock on a 1 for 1 basis immediately prior to the closing of the Issuer’s initial public offering and has no expiration date.

(6)  Includes 6,262 shares owned directly by DLJCC, 516,610 shares owned directly by Sprout IX, 2,036 shares owned directly by SEF and 29,821 shares owned directly by IX Plan.

(7)  Each share of Series D Convertible Preferred Stock will convert automatically into shares of common stock on a 1 for 1 basis immediately prior to the closing of the Issuer’s initial public offering and has no expiration date.

(8)  Owned directly by Sprout IX.